Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of M2i Global, Inc.

We hereby consent to the inclusion in this Registration Statement of M2i Global, Inc. (the “Company”) on Form S-8 of our report dated February 27, 2025, with respect to our audit of the Company’s Consolidated financial statements as of and for the year ended November 30, 2024. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP
Diamond Bar, California
July 21, 2025